EXHIBIT 99.(a)(11)

                              [Press Release]

For Immediate Release:
September 30, 1999

            THE PROCTER & GAMBLE COMPANY SUCCESSFULLY COMPLETES
                TENDER OFFER FOR RECOVERY ENGINEERING, INC.

          The Procter & Gamble Company ("Procter & Gamble") announced today the successful completion of its tender offer for all the outstanding shares of common stock, and associated stock purchase rights (collectively, the "Shares"), of Recovery Engineering, Inc. ("Recovery Engineering") (NASDAQ:REIN). The Offer had expired at 12:00 midnight, New York City time, on Wednesday, September 29, 1999, by which time approximately 7,930,374 Shares had been tendered (including 151,087 Shares tendered by notice of guaranteed delivery). This represented more than 97.7 percent of the outstanding Shares of Recovery Engineering. Procter & Gamble will accept for payment all the Shares tendered at the tender offer price of $35.25 per share.

          Procter & Gamble markets more than 300 brands to nearly five billion people in more than 140 countries. These brands include Tide, Crest, Pantene Pro-V, Pampers, Pepto-Bismol and Safeguard. P&G has on-the-ground operations in 70 countries and employs more than 110,000 people. For fiscal 1998-99, P&G's sales were $38 billion.

          Recovery Engineering, Inc. is a Minnesota corporation that designs, manufactures and markets proprietary small-scale drinking water systems under the PUR(R) brand name for the household, recreational and military markets. These products include a line of self-monitoring water filters for household use, a rugged line of portable drinking water systems for outdoor enthusiasts and international travelers and a line of low-energy, reverse osmosis desalinators for offshore marine, commercial life raft and military use.

Contact:  The Procter & Gamble Company
          Don Tassone 513/945-8170

          Recovery Engineering, Inc.
          Brian Sullivan, Chairman and CEO
          Charles F. Karpinske, Chief Financial Officer
          612/315-5548